AMENDED AND RESTATED

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 25th day of February, 2025 by and between Christian Brothers Investment Services, Inc. (the “Adviser”), an Illinois corporation with its principal place of business at 125 S. Wacker Drive, Suite 2400, Chicago, IL 60606, and Mercer Investments LLC (the “Sub-Adviser”), a Delaware limited liability company with its principal office at 99 High Street, Boston, MA 02110, which amends and restates the agreement dated May 21, 2024.

WHEREAS, the Adviser and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser serves as investment manager to the Catholic Responsible Investments Funds (the “Trust”), a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement, dated as of November 17, 2021, by and between the Adviser and the Trust (the “Advisory Agreement”);

WHEREAS, the Trust consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future (each such series, a “Fund”); and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist the Adviser in the provision of a continuous investment program with respect to each Fund identified on Exhibit A hereto (the “Funds”), and the Sub-Adviser is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.	Appointment as Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as investment adviser for the Funds to provide non-discretionary investment advice to the Adviser with respect to the Funds, subject to the supervision of the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Adviser hereby accepts such appointment.

2.	Duties of the Sub-Advisor; Sub-Adviser Services.

(a)	Sub-Adviser Services. The Sub-Adviser is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Adviser and the Trust’s Board of Trustees, to provide non-discretionary investment advice with respect to the Funds, including by: (1) advising on and recommending, with supporting materials, subadviser and strategy weightings in connection with each Fund’s portfolio construction and strategic and dynamic asset allocation for the Funds (which may involve, among other things, review and reappraisal of each Fund’s portfolio construction and strategy based upon market conditions or structural changes); (2) assisting the Adviser in evaluating, monitoring, and allocating assets among any other sub-advisers engaged by the Adviser to manage a portion of the assets of any Fund; (3) recommending any sub-adviser changes it deems appropriate from time to time; ; (5) assisting the Adviser in working with sub-advisers to develop the sub-adviser specific investment guidelines, .(6) making available regular qualitative analysis concerning each sub-advisor’s organization, philosophy, account and personnel growth and turnover, and any other issued that may affect the sub-adviser’s ability to meet the Fund’s objectives, as further described in paragraph (f) below; and (9) provide analysis of data and commentary on investment results in light of appropriate standards of performance, as further described in paragraph (f) below.

(b)	Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall (i) act in accordance with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser, as relevant to the services hereunder (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Adviser or the Trustees of the Trust; and (ii) comply with the requirements of the 1940 Act, the Advisers Act, and all other applicable federal and state laws, rules, and regulations that relate to registered investment companies as applicable to the Sub-Adviser’s services under this Agreement. The Sub-Adviser shall maintain compliance procedures that the Sub-Adviser reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Adviser or by the Board shall limit the Sub-Adviser’s full responsibility for the foregoing. The Adviser will provide the Sub-Adviser with any materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Adviser will provide the Sub-Adviser with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Trust Compliance Procedures; and the Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall perform the services hereunder consistently with such changes, provided the Sub-Adviser has received such prior notice of the effectiveness of such changes from the Trust or the Adviser. In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of a modified prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes. The Sub-Adviser hereby agrees to provide to the Adviser in a timely manner following request by the Adviser, in writing, such information relating to the Sub-Adviser and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Adviser.

(c)	Sub-Adviser Compliance Policies and Procedures. The Subadviser represents and warrants that: (a) in accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented and shall maintain written policies and procedures reasonably designed to prevent violation by the Subadviser and the Subadviser’s supervised persons (as this term is defined in the Advisers Act) of the Advisers Act and the rules that the Commission has adopted under the Advisers Act; and (b) to the extent that the Subadviser’s activities or services reasonably could be expected materially to affect a Fund, the Subadviser has adopted and implemented and shall maintain written policies and procedures that the Trust’s chief compliance officer determines are reasonably designed to prevent violation of the “federal securities laws” (as this term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Subadviser. The Sub-Adviser shall provide the Trust’s Chief Compliance Officer (“Trust CCO”) copies of: (i) upon request, the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the “Sub-Adviser Compliance Procedures”), and (ii) within a reasonable time following any such change, any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate, and report to the Trust’s Board of Trustees on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any material compliance matter arising under the Sub-Adviser Compliance Procedures involving the Funds. The Sub-Adviser shall provide to the Trust CCO reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures as reasonably requested by the Adviser or Trust CCO from time to time.

(d)	Code of Ethics. The Sub-Adviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Adviser and the Trust upon request, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Adviser impacting the Funds shall be reported to the Adviser and the Trust immediately, and in the format reasonably requested by the Adviser and the Board of Trustees, whether or not said violation relates to a security held by a Fund.

(e)	Books and Records. The Sub-Adviser shall maintain records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust, and acknowledges that such records are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(f)	Reporting; Information Concerning the Sub-Adviser. From time to time as the Adviser or the Trust may request, the Sub-Adviser will furnish the requesting party reporting regarding the Funds, including performance and risk analyses, qualitative analyses (including research reports and operational risk assessments on sub-advisers recommended by the Sub-Adviser), and market dynamics impacting the Funds. Additionally, the Sub-Adviser will furnish, on at least an annual basis, a review of the subadvisory fees paid by the Funds against appropriate market benchmarks. The Sub-Adviser will provide the Adviser with information (including information that is required to be disclosed in the Prospectus) with respect to the Sub-Adviser, including any changes in the ownership or management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser. The Sub-Adviser will promptly notify the Adviser of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry that could have a material impact on the Sub-Adviser’s ability to service the Funds. Upon reasonable request, the Sub-Adviser will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Adviser’s services to the Funds.

(g)	Cooperation With Agents of the Adviser and the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, as necessary or appropriate in its performance of the services hereunder, and all other agents and representatives of the Adviser and the Trust with respect to such information regarding each Fund that is in the possession of the Sub-Adviser as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(h)	Regulatory Examinations. The Sub-Adviser will provide such cooperation to the Adviser and/or the Trust as they reasonably request to assist them in responding to any regulatory or compliance examinations or inspections (including information requests) brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC) to the extent relating to the Sub-Adviser’s services to the Funds.

3.	Independent Contractor. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of a Fund, the Trust or the Adviser.

4.	Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Adviser or any affiliated person of the Sub-Adviser to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Adviser may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.

5.	Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Sub-Adviser, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Adviser, as the case may be, shall reimburse the Sub-Adviser for any expenses as may be reasonably incurred by the Sub-Adviser, at the request of and on behalf of a Fund or the Adviser. The Sub-Adviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

6.	Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Adviser will be entitled to the compensation set forth on Exhibit B. Such fees will be computed in accordance with Exhibit B.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination.

7.	Representations, Warranties and Covenants of the Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a)	The Sub-Adviser is registered as an investment adviser under the Advisers Act. The Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Sub-Adviser, there is no proceeding or investigation that reasonably is likely to result in the Sub-Adviser being prohibited from performing the services contemplated by this Agreement. The Sub-Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to an investment company. The Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Sub-Adviser’s investment management operations.

(b)	The Sub-Adviser is a limited liability company, duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action of its board and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser.

(d)	The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV.

(e)	The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount. Furthermore, the Sub-Adviser, upon reasonable request, shall provide the Trust with evidence of such insurance coverage.

(f)	The Sub-Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Sub-Adviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Sub-Adviser’s fiduciary duties under applicable law.

(g)	The Sub-Adviser shall notify the Trust’s Chief Compliance Officer and the Adviser’s Chief Compliance Officer promptly upon detection of any material breach of the Trust Compliance Procedures or the Sub-Adviser Compliance Procedures (to the extent, in the case of a breach of the the Sub-Adviser Compliance Procedures, such breach impacts one or more Funds). In addition, the Sub-Adviser shall provide a quarterly certification regarding the Sub-Adviser’s compliance with its obligations under this Agreement and the Trust’s and the Adviser’s policies, guidelines, or procedures as applicable to the Sub-Adviser. The Sub-Adviser acknowledges and agrees to provide these quarterly compliance certifications to the Trust CCO, and that such certifications may be provided to the Board. The Sub-Adviser agrees to correct any compliance failure promptly and to take any action that the Board and/or the Adviser reasonably may request in connection with any compliance breach. The Sub-Adviser promptly shall notify the Trust and the Adviser in the event that: (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or involving compliance by the Sub-Adviser with the federal or state securities laws in connection with the services hereunder; or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(h)	Upon reasonable request, the Sub-Adviser agrees to make the Sub-Adviser’s records and premises (including the availability of the Sub-Adviser’s employees for interviews at a mutually agreed time during regular business hours of the Sub-Adviser) – solely to the extent that these records relate to the conduct of services provided to each Fund -- reasonably available for compliance audits by the Adviser and/or the Trust’s officers, employees, accountants, or counsel (provided that such employees, accountants, or counsel agree to be bound by confidentiality provisions no less stringent than those contained herein); in this regard, the Trust and the Adviser acknowledge that the Sub-Adviser shall have no obligation to make available proprietary information unrelated to the services provided by the Sub-Adviser to the Fund or any information related to other clients of the Sub-Adviser, except to the extent necessary for the Adviser or the Trust CCO to confirm the absence of any conflict of interest and compliance with any laws, rules, or regulations in the Sub-Adviser’s activities under this Agreement.

8.	Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser and the Trust as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act;

(b)	The Adviser is a corporation duly organized and validly existing under the laws of the State of Illinois, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its board of directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)	The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement, which was provided by the Sub-Adviser;

(e)	The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to enter into this Agreement.

9.	Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.	Liability and Indemnification.

(a)	Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Funds. The Sub-Adviser shall not be liable for any loss arising out of any recommendation made or action taken or omitted to be taken, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

(b)	Indemnification. The Sub-Adviser shall indemnify the Adviser, the Trust and each Fund, and their respective affiliates and controlling persons (the “Fund Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which a Fund Indemnified Person sustains as a result of the Sub-Adviser’s material breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Fund Indemnified Persons shall not be indemnified for any liability or expenses to the extent such liability or expenses result from the Adviser’s breach of this Agreement or its representations and warranties herein, or any Fund Indemnified Person’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law.

The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which a Sub-Adviser Indemnified Person sustains as a result of the Adviser’s material breach of this Agreement or its representations and warranties herein, or any Fund Indemnified Person’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses to the extent such liability or expenses result from the Sub-Adviser’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law.

11.	Duration and Termination.

(a)	Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)	Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Adviser, or (ii) the Sub-Adviser on not less than ninety (90) days written notice to the Adviser and the Trust. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No-Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.	Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of the majority of a Fund's outstanding securities, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in accordance with the requirements of the 1940 Act and the rules and regulations thereunder or in accordance with such regulatory guidance, interpretations or exemptive relief issued by the SEC or its staff from time to time. Exhibit A hereto may be amended at any time to add additional Funds as agreed by the Adviser and the Sub-Adviser and approved by the Trust’s Board of Trustees.

13.	Confidentiality.

(a)	From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, or other information marked or designated as confidential or proprietary at or prior to disclosure or which would appear to a reasonably prudent person to be confidential and/or proprietary in nature, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public.

(b)	Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (“Recipient”); (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

(c)	Recipient acknowledges that any Confidential Information provided by Discloser shall be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of these persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d)	Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to Discloser.

(e)	Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any said court or administrative order.

(f)	It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

14.	Use of Names.

(a)	The Name ““Catholic Responsible Investments”. The Adviser grants to the Sub-Adviser a limited, non-exclusive, non-sublicenseable, non-transferrable license to use the name and trademark “Catholic Responsible Investments” (the “Name”) for the duration of this Agreement or until such license is terminated by the Adviser. The foregoing authorization by the Adviser to the Sub-Adviser to use the Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser acknowledges and agrees that, as between the Sub-Adviser and the Adviser, (i) the Adviser has the right to use, or authorize others to use, the Name (ii) the Adviser is the sole owner of the Name, all rights therein and all goodwill associated therewith, and (iii) all rights arising from use of the name by the Trust shall inure to the benefit of the Adviser. The Sub-Adviser shall use the Name only in a manner consistent with uses approved by the Adviser. Notwithstanding the foregoing, neither the Sub-Adviser nor any affiliate or agent of the subadviser shall make reference to or use the Name or any of Adviser’s respective affiliates or clients names without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided, that the Sub-Adviser is authorized to disclose the Name and the Adviser’s and each Fund’s identities as clients of the Sub-Adviser in any representative client list prepared by the Sub-Adviser for use in marketing materials. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Sub-Adviser or to a Fund under this Agreement. The Adviser has obtained all licenses and permissions necessary for the Sub-Adviser to use any index data provided to the Sub-Adviser by the Adviser or Adviser’s agent under this Agreement and the Sub-Adviser is not required to obtain any said licenses or permissions itself.

The Trust grants to the Sub-Adviser a sub-license to use a Fund’s name or the Funds’ names (collectively, a “Fund Name”). The foregoing authorization by the Trust to the Sub-Adviser to use a Fund Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, a Fund Name. The Sub-Adviser shall use a Fund Name only in a manner consistent with uses approved by the Trust. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Sub-Adviser or to a Fund under this Agreement. The sub-license granted herein in regard to a Fund shall terminate in the event that the Sub-Adviser no longer is a sub-adviser to a Fund.

(b)	The Sub-Adviser Name. During the term of this Agreement, the Adviser shall have permission to identify the Sub-Adviser as a sub-adviser to the Fund in the marketing of the Fund, and agrees to provide to the Sub-Adviser all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser in any way, which references shall be subject to the Sub-Adviser’s prior review and approval not to be unreasonably withheld. The Adviser hereby agrees to make all reasonable efforts to cause the Trust and any affiliate or agent of the Adviser to satisfy the foregoing obligation.

The Trust shall have the right to use the Sub-Adviser’s name in connection with the management and operation of each Fund until this Agreement is terminated as set forth herein. The Subadviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Trust to use the Sub-Adviser’s name.

15.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party.

(a)	If to the Advisor:

Christan Brothers Investment Services, Inc.

125 S. Wacker Drive, Suite 2400 Chicago,

IL 60606

Attention: Legal

(b)	If to the Sub-Advisor:

Mercer Investments LLC

99 High Street

Boston, MA 02110

Attention: Chief Investments Counsel

16.	Governing Law and Forum Selection. This Agreement shall be governed by the internal laws of the State of Delaware without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act, the rules and regulations thereunder, or such regulatory guidance, interpretations or exemptive relief issued by the SEC or its staff from time to time. Any legal suit, action or proceeding related to, arising out of, or concerning this Agreement shall be brought only in the U.S. District Court located in Delaware, or if such action may not be brought in that court, then such action shall be brought in Delaware state court (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court, and (c) waives any objection that either Designated Court is an inconvenient forum.

17.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.	Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Adviser provides investment management services and as are listed on Exhibit A to this Agreement.

20.	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCroy

Title:	President & CEO

MERCER INVESTMENTS LLC

By:	/s/ Don Wehrmann
Name:	Don Wehrmann

Title:	Partner

ACKNOWLEDGED AND ACCEPTED:

CATHOLIC RESPONSIBLE INVESTMENT FUNDS

By:	/s/ Michael Beattie
Name:	Michael Beattie

Title:	President

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

AND

MERCER INVESTMENTS LLC

February 25, 2025

CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 45/55 FUND

CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 60/40 BETA PLUS FUND

CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 60/40 ALPHA PLUS FUND

CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 75/25 FUND

CATHOLIC RESPONSIBLE INVESTMENTS ULTRA SHORT BOND FUND

CATHOLIC RESPONSIBLE INVESTMENTS SHORT DURATION BOND FUND

CATHOLIC RESPONSIBLE INVESTMENTS OPPORTUNISTIC BOND FUND

CATHOLIC RESPONSIBLE INVESTMENTS BOND FUND

CATHOLIC RESPONSIBLE INVESTMENTS EQUITY INDEX FUND

CATHOLIC RESPONSIBLE INVESTMENTS MULTI-STYLE US EQUITY FUND

CATHOLIC RESPONSIBLE INVESTMENTS INTERNATIONAL EQUITY FUND

CATHOLIC RESPONSIBLE INVESTMENTS SMALL-CAP FUND

CATHOLIC RESPONSIBLE INVESTMENTS INTERNATIONAL SMALL-CAP FUND

EXHIBIT B

SUB-ADVISORY AGREEMENT

BETWEEN CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

AND

MERCER INVESTMENTS LLC

February 25, 2025

FEE SCHEDULE

On behalf of the Funds, the Adviser shall pay to the Subadviser as compensation for the Subadviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Subadviser from time to time in accordance with the following fee schedule and the computation terms below:

CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 45/55 FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 60/40 BETA PLUS FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 60/40 ALPHA PLUS FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS MAGNUS 75/25 FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS ULTRA SHORT BOND FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS SHORT DURATION BOND FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS OPPORTUNISTIC BOND FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS BOND FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS EQUITY INDEX FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS MULTI-STYLE US EQUITY FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS INTERNATIONAL EQUITY FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS SMALL-CAP FUND	[Redacted]
CATHOLIC RESPONSIBLE INVESTMENTS INTERNATIONAL SMALL- CAP FUND	[Redacted]

[Computation Methodology Redacted]

16